Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Registration Statement on Form 10-12G of our report dated August 30, 2017, relating to the financial statements of Omni Global Technologies, Inc., as of April 30, 2017 and 2016 and to all references to our firm included in this Registration Statement.

/S/ BF Borgers CPA PC

Certified Public Accountants

Lakewood, Colorado

February 26, 2018